Exhibit 10.3

Amendment to
CF Industries Holdings, Inc.
2009 Equity and Incentive Plan
WHEREAS, the Board of Directors (the “Board”) of CF Industries Holdings, Inc. (the “Company”) has determined that it is in the best interest of the Company that the CF Industries Holdings, Inc. 2009 Equity and Incentive Plan (the “Plan”) be amended to revise the tax withholding provisions set forth in Section 8(c) of the Plan; and

WHEREAS, the Board has the authority under Section 8(d)(ii) of the Plan to amend the Plan.

NOW, THEREFORE, pursuant to Section 8(d)(ii) thereof, the Plan is hereby amended as set forth below.

1.    Section 8(c) of the Plan is amended in its entirety to read as follows:

(c)    Taxes. The Company or any Subsidiary of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, the Grantee shall or may satisfy such obligation (in whole or in part) by electing to have withheld a portion of the shares of Stock otherwise to be received upon settlement or exercise of such Award equal to an amount no greater than the maximum statutory tax rate applicable to such Grantee in all relevant jurisdictions and in all cases reduced by the amount of any withholding obligation a Grantee satisfies by cash payment to the Company. All Awards made under the Plan are intended to be exempt from, or to comply with, the requirements of Section 409A of the Code and any regulations or guidance promulgated thereunder and the Plan and such Awards shall be interpreted in a manner consistent with such interpretation.

2.    Effect on Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect.

3.     Effective Date. The effective date of this Amendment to the Plan shall be July 21, 2016.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized representative of the Company, effective as of the Effective Date.
CF INDUSTRIES HOLDINGS, INC.

By: /s/ Douglas C. Barnard

Name:	Douglas C. Barnard
Title: Senior Vice President, General Counsel,
and Secretary